Exhibit 5

August 22, 1996


ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

RE:  Registration Statement of Form S-3
     ICN Pharmaceuticals, Inc.
     5,000,000 Shares of Common Stock

Ladies and Gentlemen:

     I am Executive Vice President, General Counsel and Corporate Secretary of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and have been involved with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 5,000,000 shares (the "Shares") of common stock, $.01 par value of the Company, being offered pursuant to the above described Registration Statement.

     In connection with the offering of the Shares, I have examined the Amended and Restated Certificate of Incorporation, By-laws and other corporate records of the Company, and such other documents I have deemed relevant to this opinion.

     Based and relying solely upon the foregoing, it is my opinion that when issued for a consideration of at least $.01 per Share, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     This opinion may be filed as an exhibit to the above described Registration Statement. Consent is also given to the reference to me under the caption "Legal Matters" in such Registration Statement as having passed upon the validity of the issuance of the Shares. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,


/s/ David C. Watt


David C. Watt
Executive Vice President,
General Counsel and Corporate Secretary